Exhibit 99.1

Nanomix Appoints Industry Veteran Tadd S. Lazarus, M.D., to the Board of Directors

SAN LEANDRO, Calif. (August 31, 2022) – Nanomix Corporation (OTCQB: NNMX) (“Nanomix” or the “Company”), a leader in the development of mobile, affordable, point-of-care diagnostics, today announced the appointment of Tadd S. Lazarus, M.D., to the Board of Directors as an independent director.

“We are extremely pleased to welcome Tadd S. Lazarus, M.D., to the board and leadership of the Company” said Dr. Thomas Schlumpberger, CEO of Nanomix. “His medical leadership will be of great value for commercializing the current Nanomix critical infection assay panel as well as for developing new products on the Nanomix platform, the eLab.”

“Dr. Lazarus brings an important medical and industry perspective to the Nanomix Board,” said Garrett Gruener, Chairman of the Nanomix Board of Directors. “Tadd’s input and counsel will be very valuable as we accelerate our commercial efforts and broaden our product portfolio.”

“I am thrilled about working with the Nanomix team to fully develop the exciting eLab mobile diagnostics testing platform. The Nanomix goal to improve Point of Care testing for critical conditions will meet an important and growing need in the medical community,” said Tadd S. Lazarus, MD.

Dr. Lazarus has led multiple organizations as Chief Medical Officer encompassing biochemistry, medical diagnostics, and patient services arenas. Companies include Achieve Health Management, Inivata Inc., and Clinical Genomics. He served as Chief Medical Officer and Head of Medical & Scientific Affairs, Reimbursement, and Public Policy at Qiagen from 2013 through 2016. In 2010, Lazarus was at Gen-Probe Inc., (now Hologic), as Chief Medical Officer and VP of Clinical Affairs, where he was responsible for a 42-person team dedicated to clinical trials. Lazarus began his career at Roche Diagnostics, where he held simultaneous roles in private practice and as Director of Medical and Scientific Affairs, and then as the North American Medical Director for the molecular diagnostics, POC, diabetes, clinical chemistry, and immunology lines of business. Dr. Lazarus received a Bachelor of Science in Biology & Physiology from Marlboro College and earned his Medical Degree from Ross University School of Medicine.

The Nanōmix eLab® system is a mobile, hand-held immunoassay and chemistry diagnostic system designed for the needs of rapid point-of-care testing. The Nanōmix eLab® system offers a variety of benefits, including results in minutes, lower cost, and portability, while providing accurate, quantitative results comparable in quality to those provided by central lab testing. Furthermore, the S1 Panel Cartridge was developed as an aid in rapidly diagnosing critical infections including sepsis. The panel provides quantitative test results for procalcitonin (PCT), C-reactive protein (CRP) and lactate (LAC) from a single venous whole blood or plasma sample type. The assay runs on the eLab® Analyzer with results available in approximately 12 minutes from sample to answer, versus the current diagnostic solutions which can take hours to provide a test result. The S1 Panel assay has received the CE marking in Europe and has UK Medicines and Healthcare products Regulatory Agency (MHRA) registration.

About Nanomix Corporation

Nanomix (OTCQB: NNMX) is developing mobile point-of-care diagnostics with its Nanōmix eLab® System platform and assays that provide rapid, accurate, quantitative information for use in settings where time is critical to clinical decision-making and improved patient care. The company’s products are designed to broadly impact healthcare delivery by bringing diagnostics to the point of initial patient interaction, whether in the hospital or in pre-hospital, remote or alternate-care settings, thereby enabling faster clinical decision-making and potentially treatment-in-place. Nanomix’s first assays address the need for faster diagnosis of critical infections including sepsis. The company is developing a pipeline of other tests designed to improve patient outcomes by making high-quality diagnostic information available within minutes. For more information, visit www.nano.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s ongoing and planned product development; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Natalya Rudman

Crescendo Communications, LLC

Email: NNMX@crescendo-ir.com

Tel: (212) 671-1020 Ext.304

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